Exhibit 4.10


                           AMENDMENT NO. 2 TO GUARANTY



      AMENDMENT NO. 2 TO GUARANTY ("Amendment No. 2"), dated as of October 25, 1999, from RITE AID CORPORATION, a Delaware corporation (the
 "Guarantor"), to RAC LEASING LLC, a Wyoming limited liability company (the "Lessor").


      WHEREAS, the Lessor and Rite Aid Realty Corp. (the "Lessee") entered into a Master Lease and Security Agreement dated as of March 19, 1998, as amended by Amendment No. 1, dated as of June 22, 1998, and as further amended by Amendment No. 2, dated as of the date hereof (as so amended, the "Lease"); and


      WHEREAS, the Guarantor and the Lessor entered into a Guaranty, dated as of March 19, 1998, as amended by Amendment No. 1, dated as of June 22, 1998 (as so amended, the "Guaranty"); and


      WHEREAS, the Lessor has pledged and assigned its rights in the Guaranty pursuant to the Amended and Restated Intercreditor and Security Agreement dated as of March 19, 1998, as amended by Amendment No. 1, dated as of June 22, 1998, among the Lessor, the Guarantor, the Lessee, The Sumitomo Bank, Limited, New York Branch, as Collateral Agent and the other parties thereto; and


      WHEREAS, the obligations of the Guarantor under the Guaranty have been secured under the PCS Pledge Agreement and the drugstore.com Pledge Agreement (as such terms are defined in the Amended and Restated Credit Agreement dated as of October 25, 1999 among the Guarantor, the banks parties thereto and Morgan Guaranty Trust Company of New York, as agent); and


      WHEREAS, the Guarantor and the Lessor now desire to further amend the Guaranty; and


      WHEREAS, capitalized terms used but not defined herein shall have the respective meanings given to such terms in Appendix I to the Lease.




      NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


      Section 1. Amendment to Guaranty. Section 11(a) of the Guaranty is hereby amended to read in its entirety as follows:




        "(a)   The covenants set forth in Annex A hereto, are
        hereby incorporated herein in their entirety with the same force and effect as if such covenants were set forth expressly herein. The Guarantor further covenants and agrees that it shall not cause or permit any increase in the principal amount secured under the PCS Pledge Agreement (as defined in Annex A) or the drugstore.com Pledge Agreement (as defined in Annex A and together with the PCS Pledge Agreement, the "Pledge Agreements") or cause or permit any amendment or waiver to either Pledge Agreement that by its terms materially adversely affects the rights of the holders of the Synthetic Lease Obligations (as defined in the Pledge Agreements) in a manner different from its effect on the rights of holders of any other Secured Obligations (as defined in the Pledge Agreements) without the prior written consent of the Required Participants."

      Section 2. Pledge Agreements. The Lessor hereby accepts the benefits of and agrees to be bound by the terms of the PCS Pledge Agreement and the drugstore.com Pledge Agreement and confirms its appointment of Morgan Guaranty Trust Company of New York as its agent thereunder in accordance with the terms thereof.


      Section 3. Secretary's Certificate. The Guarantor hereby agrees to deliver to the Collateral Agent on the date hereof a certificate dated the date of this Amendment No. 2, from the Secretary or Assistant Secretary of the Guarantor certifying (i) as to the incumbency and signature of each officer of the Guarantor authorized to execute and deliver this Amendment No. 2, (ii) that attached thereto are true and complete copies of the Certificate of Incorporation and By-Laws of the Guarantor as in full force and effect on the date of this Amendment No. 2 and (iii) that attached thereto is a true and complete copy of the resolutions of the Board of Directors of the Guarantor authorizing the execution, delivery and performance of this Amendment No. 2 and the transactions contemplated hereby, together with a certificate of another officer of the Guarantor as to the incumbency and signature of such Secretary or Assistant Secretary.


      Section 4. Representations and Warranties. The Guarantor hereby represents and warrants that (a) each of the representations and warranties made in Section 4 of the Guaranty are true and correct with the same force and effect as though made on and as of the date of this Amendment No. 2, except (i) to the extent that any such representations or warranties expressly relate to an earlier date, such representations and warranties were true and correct on and as of such earlier date, (ii) with respect to the representation set forth in Section 4(d) and (e) of the Guaranty, such representation is true and correct on and as of the date hereof as if made on and as of the date hereof except to the extent set forth in the Information (as defined in Annex A) and (iii) with respect to the representation set forth in Section 4(f) of the Guaranty, such representation is true and correct on and as of the date hereof as if made on and as of the date hereof except to the extent set forth in the Guarantor's 1999 Annual Report on Form 10-K for the fiscal year ended February 27, 1999, and (b) no Default or Event of Default has occurred and is continuing.


      Section 5. Continuing Effect. Except as expressly modified and amended hereby, the Guaranty remains unchanged and in full force and effect in all respects. As expressly modified and amended hereby, the Guarantor hereby ratifies and reaffirms the Guaranty.


      Section 6. Governing Law. THIS AMENDMENT NO. 2 SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.


      Section 7. Counterparts. This Amendment No. 2 may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Amendment No. 2.



 [Remainder of this page left intentionally blank. Signatures begin on next page.]


      IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 2 to be executed by their officers thereunto duly authorized as of the date first above written.





                                    RITE AID CORPORATION,
                                    as Guarantor







                                    By: ______________________________
                                        Name:
                                        Title:


 Acknowledged and Agreed:


 RAC LEASING LLC


 By: The Diversified Group Incorporated




 By: ___________________________________

 Name:

 Title:





                             ANNEX A TO GUARANTY


                                 DEFINITIONS


      Definitions. Unless otherwise defined in the text of this Annex A, the following terms, as used in this Annex A, have the following meanings (capitalized terms used in this Annex A but not otherwise defined in this Annex A shall have their respective meanings as set forth in the Guaranty; unless otherwise specified in this Annex A, references to section numbers in this Annex A refer to the numbered sections of this Annex A):


      "ATTRIBUTABLE DEBT" means, as to any particular Sale and Leaseback Transaction under which the Guarantor or any Subsidiary is at the time liable, at any date as of which the amount thereof is to be determined (i) in the case of any such transaction involving a Capital Lease, the amount on such date of the Capital Lease Obligation thereunder, or (ii) in the case of any other Sale and Leaseback Transaction, the then present value of the minimum rental obligations under such Sale and Leaseback Transaction during the remaining term thereof (after giving effect to any extensions at the option of the lessor) computed by discounting the respective rental payments at the actual interest factor included in such payments or, if such interest factor cannot be readily determined, at the rate of 14% per annum. The amount of any rental payment required to be made under any such Sale and Leaseback Transaction not involving a Capital Lease may exclude amounts required to be paid by the lessee on account of maintenance and repairs, insurance, taxes, assessments, utilities, operating and labor costs and similar charges.


      "BANK" means each bank listed on the signature pages of the Credit Agreement, each Assignee (as defined in the Credit Agreement) which becomes a Bank pursuant to Section 9.06(c) of the Credit Agreement, and their respective successors.


      "BENEFIT ARRANGEMENT" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.


      "BORROWING" means the aggregation of Loans of the same Class to be made to the Guarantor by the Banks pursuant to Article 2 of the Credit Agreement on a single date and for a single Interest Period.


      "BUSINESS ACQUISITION" means (i) an Investment by the Guarantor or any of its Subsidiaries in any other Person (including an Investment by way of acquisition of securities of any other Person) pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with the Guarantor or any of its Subsidiaries or (ii) an acquisition by the Guarantor or any of its Subsidiaries of the property and assets of any Person (other than the Guarantor or any of its Subsidiaries) that constitute substantially all the assets of such Person or any division or other business unit of such Person.


      "CAPITAL LEASE" means any lease of property which, in accordance with generally accepted accounting principles, should be capitalized on the lessee's balance sheet; and "CAPITAL LEASE OBLIGATION" means the amount of the liability so capitalized in respect of a Capital Lease.


      "CLASS" has the meaning set forth in Section 1.03 of the Credit
 Agreement.


      "COLLATERAL" means collateral subject to the Collateral Documents.


      "COLLATERAL DOCUMENTS" means the Pledge Agreements, any additional pledge agreements required to be delivered pursuant to the Loan Documents and any other instruments or agreements executed pursuant to the foregoing.

      "COMMITMENT" means a Tranche A Commitment or a Tranche B Commitment, and "COMMITMENTS" means any two or more of the foregoing, as the context may require.


      "COMMITMENT SCHEDULE" means the Schedule attached to the Credit Agreement and identified as such.


      "CONSOLIDATED CAPITAL EXPENDITURES" means, for any period, the aggregate amount of expenditures by the Guarantor and its Consolidated Subsidiaries for plant, property and equipment during such period (including any such expenditure by way of acquisition of a Person or by way of assumption of indebtedness or other obligations of a Person, to the extent reflected as plant, property and equipment), but excluding any such expenditures made (i) for the replacement or restoration of assets to the extent financed by condemnation awards or proceeds of insurance received with respect to the loss or taking of or damage to the asset or assets being replaced or restored and (ii) for assets acquired to the extent financed by a Sale and Leaseback Transaction permitted by Section 1.08.


      "CONSOLIDATED DEBT" means at any date the Debt of the Guarantor and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.


      "CONSOLIDATED EBITDA" for any period, Consolidated Net Income for such period plus, to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) Consolidated Interest Charges,
 (ii) provision for income taxes, (iii) depreciation and amortization and
 (iv) charges incurred in connection with store closings not in excess of $48,000,000 and $20,000,000 during the fiscal years ending on or closest to February 28, 2000 and February 28, 2001, respectively; provided that if there shall have been an acquisition or disposition of operations during such period, Consolidated EBITDA shall be calculated on a pro forma basis giving effect thereto as if such acquisition or disposition had occurred on the first day of such period.


      "CONSOLIDATED INTEREST CHARGES" means, for any period, the aggregate amount of interest charges, whether expensed or capitalized, incurred or accrued by the Guarantor and its Consolidated Subsidiaries during such period.


      "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of the Guarantor and its Consolidated Subsidiaries (exclusive of (a) any non-cash loss on account of a sale of any drugstore and (b) extraordinary items of gain or loss and other non-recurring items of gain or loss, but only to the extent that such non-recurring items of loss do not (i) involve any cash expenditure by the Guarantor during such period or any future period or (ii) exceed $50,000,000 in any fiscal year), determined on a consolidated basis for such period.


      "CONSOLIDATED NET TANGIBLE ASSETS" means the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries after deducting therefrom (i) all liabilities and liability items, including amounts in respect of obligations or guarantees of obligations under leases, which under generally accepted accounting principles would be included on such balance sheet, except Funded Debt, capital stock and surplus, surplus reserves and provisions for deferred income taxes, and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on such consolidated balance sheet.


      "CONSOLIDATED NET WORTH" means at any date the consolidated stockholders' equity of the Guarantor and its Consolidated Subsidiaries determined as of such date.

      "CONSOLIDATED RENT" means, for any period, the consolidated rental expense of the Guarantor and its Consolidated Subsidiaries for such period.


      "CONSOLIDATED SUBSIDIARY" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Guarantor in its consolidated financial statements if such statements were prepared as of such date.


      "CREDIT AGREEMENT" means the Amended and Restated Credit Agreement dated as of October 25, 1999 among Rite Aid Corporation, the banks from time to time parties thereto and Morgan Guaranty Trust Company of New York, as Agent, without giving effect to any amendments or waivers thereof made by the requisite parties thereunder after October 25, 1999 unless expressly consented to by the Required Participants.


      "DEBT" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
 (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles,
 (v) all non-contingent obligations (and, for purposes of Section 1.10 and the definition of Material Financial Obligations, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument,
 (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (vii) all Debt of others Guaranteed by such Person.


      "DEFAULT" means any condition or event which constitutes an Event of Default under the Credit Agreement or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default under the Credit Agreement.


      "DOMESTIC BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.


      "DRUGSTORE.COM" means drugstore.com, inc., a Delaware corporation, and its successors.


      "DRUGSTORE.COM PLEDGE AGREEMENT" means the drugstore.com Pledge Agreement dated as of October 25, 1999 between the Guarantor and Morgan Guaranty Trust Company of New York, as agent thereunder.


      "ENVIRONMENTAL LAWS" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.


      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.


      "ERISA GROUP" means the Guarantor, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Guarantor or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

      "EURO-DOLLAR BUSINESS DAY" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.


      "EVENT OF DEFAULT" has the meaning set forth in Section 6.01 of the Credit Agreement.


      "FIXED CHARGE COVERAGE RATIO" means at any date, the ratio of (i) Consolidated EBITDA plus Consolidated Rent to (ii) Consolidated Interest Charges plus Consolidated Rent, in each case for the period of four consecutive fiscal quarters most recently ended on or prior to such date.


      "FUNDED DEBT" means any Debt maturing more than one year after the date of determination thereof and any Debt, regardless of its term, renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of the creation of such Debt, which would, in accordance with generally accepted accounting practice, be classified as funded debt but shall not include:




           (a) any Debt for the payment, redemption or satisfaction of which money (or evidences of indebtedness, if permitted under the instrument creating such indebtedness) in the necessary amount shall have been deposited in trust with a trustee or proper depository either at or before maturity or redemption date thereof; or




           (b) guarantees arising in connection with the sale, discount, guarantee or pledge of notes, chattel mortgages, leases, accounts receivable, trade acceptances and other paper arising, in the ordinary course of business, out of installment or conditional sales to or by, or transactions involving title retention with, distributors, dealers or other customers of merchandise, equipment or services or guarantees other than guarantees of indebtedness for borrowed money.




      "GUARANTEE" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "GUARANTEE" used as a verb has a corresponding meaning.


      "INDENTURES" means (i) the Indenture dated as of December 21, 1998 between the Guarantor and Harris Trust and Savings Bank, as trustee, (ii) the Indenture dated as of September 22, 1998 between the Guarantor and Harris Trust and Savings Bank, as trustee and (iii) the Indenture dated as of August 1, 1993, between the Guarantor and First Trust of New York, National Association, as successor trustee.


      "INFORMATION" means, collectively, (i) the information provided to the Banks in connection with the waiver dated as of September 29, 1999 to the Existing Credit Agreement and (ii) the information presented to the Banks at meetings in New York City on October 4, 1999 and October 18, 1999 among the Borrower and certain financial institutions.


      "INTEREST PERIOD" shall have the meaning set forth in Section 1.01 of the Credit Agreement.


      "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended, or any successor statute.


      "INVESTMENT" means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise. Any repurchase by the Guarantor of its own capital stock shall not constitute an Investment for purposes of this Annex A. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal, to the fair market value of such property at the time of such transfer or exchange.


      "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Annex A, the Guarantor or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.


      "LOAN" means a Tranche A Loan or a Tranche B Loan and "LOANS" means Tranche A Loans or Tranche B Loans or any combination of the foregoing.


      "LOAN DOCUMENTS" means the Credit Agreement, the Notes and the Collateral Documents.


      "MATERIAL FINANCIAL OBLIGATIONS" means (i) a principal or face amount of Debt (except Debt outstanding hereunder) and/or (ii) payment or collateralization obligations in respect of Derivatives Obligations and/or
 (iii) payment or collateralization obligations in respect of leases (other than Capital Leases, which are Debt) of the Guarantor and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $25,000,000.


      "MULTIEMPLOYER PLAN" means at any time an employee pension benefit plan within the meaning of Section 4001 (a) (3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.


      "1999 FACILITY" means the $1,300,000,000 Term Loan Agreement dated as of the date of this Amended Agreement among Rite Aid Corporation, the banks listed therein and Morgan Guaranty Trust Company of New York, as administrative agent thereunder, without giving effect to any amendments or waivers thereof made by the requisite parties thereunder after October 25, 1999 unless expressly consented to by the Required Participants.


      "1999 EXPOSURES" mans the undrawn commitments and/or the outstanding loans under the 1999 Facility.


      "1999 LOAN DOCUMENTS" means the "Loan Documents" as defined in the 1999 Facility.


      "NOTES" means promissory notes of the Guarantor, substantially in the form of Exhibit A hereto, evidencing the obligation of the Guarantor to repay the Loans, and "Note" means any one of such promissory notes issued hereunder.


      "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.


      "PCS" means PCS Holding Corporation, a Delaware corporation, and its successors.


      "PCS PLEDGE AGREEMENT" means the PCS Pledge Agreement dated as October 25, 1999 between the Guarantor and Morgan Guaranty Trust Company of New York, as agent thereunder.


      "PERSON" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      "PLAN" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.


      "PLEDGE AGREEMENTS" means the drugstore.com Pledge Agreement and the PCS Pledge Agreement.


      "REFUNDING BANK" shall have the meaning set forth in Section 1.01 of the Credit Agreement.


      "REGULATION T, U OR X" means Regulation T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time.


      "RESTRICTED PAYMENT" means (i) any dividend or other distribution on any shares of the Guarantor's capital stock (except dividends payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Guarantor's capital stock or (b) any option, warrant or other right to acquire shares of the Guarantor's capital stock (other than such payment in connection with employee benefit plans in the ordinary course of business).


      "SALE AND LEASEBACK TRANSACTION" has the meaning set forth in
 Section 1.09.


      "SEC" means the Securities and Exchange Commission, or any Person succeeding to its functions under the Securities Exchange Act of 1934, as amended.


      "SECURED DEBT" means Debt which is secured by a Lien on property of the Guarantor or any Subsidiary, but shall not include guarantees arising in connection with the sale, discount, guarantee or pledge of notes, chattel mortgages, leases, accounts receivable, trade acceptances and other papers arising, in the ordinary course of business, out of installment or conditional sales to or by, or transactions involving title retention with, distributors, dealers or other customers, of merchandise, equipment or services.


      "SIGNIFICANT SUBSIDIARY" means at any time any Subsidiary or any group of Subsidiaries having consolidated assets, individually or in the aggregate, equal to or greater than 8% of the consolidated assets of the Guarantor and its Consolidated Subsidiaries at such time.


      "SUBSIDIARY" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Guarantor.


      "TEMPORARY CASH INVESTMENT" means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-I by S&P and P- I by Moody's, (iii) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized or licensed under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500,000,000,
 (iv) repurchase agreements with respect to securities described in clause
 (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, provided in each case that such Investment matures within one year from the date of acquisition thereof by the Guarantor or a Subsidiary or (v) money market mutual funds at least 90% the assets of which are held in Investments referred to in clauses (i) through (iv) above (except that the maturities of certain Investments held by any such money market funds may exceed one year so long as the dollar-weighted average life of the Investments of such money market mutual fund is less than one year).


      "TERMINATION DATE" means July 19, 2001, or, if such day is not a Euro-Dollar Business Day, the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the Termination Date shall be the next preceding Euro-Dollar Business Day.


      "TOTAL CAPITAL" means, at any date, the sum of Consolidated Debt and Consolidated Net Worth, each determined as of such date.


      "TRANCHE A COMMITMENT" means (i) with respect to each Bank listed in the Commitment Schedule, the amount set forth opposite the name of such Bank in the Commitment Schedule as its Tranche A Commitment and (ii) with respect to each Assignee which becomes a Bank pursuant to Section 9.06(c) of the Credit Agreement, the amount of the Tranche A Commitment thereby assumed by it, in each case as such amount may be changed from time to time pursuant to Sections 2.08, 2.10 and 9.06(c) of the Credit Agreement.


      "TRANCHE A EXPOSURE" means, with respect to each Bank, the amount of its Tranche A Commitment, if still in existence, or the aggregate outstanding principal amount of its Tranche A Loans, if its Tranche A Commitment is no longer in existence.


      "TRANCHE A LOAN" means a loan made by a Bank pursuant to Section 2. 01(a) of the Credit Agreement.


      "TRANCHE B COMMITMENT" means (i) with respect to each Bank listed in the Commitment Schedule, the amount set forth opposite the name of such Bank in the Commitment Schedule as its Tranche B Commitment and (ii) with respect to each Assignee which becomes a Bank pursuant to Section 9.06(c) of the Credit Agreement, the amount of the Tranche B Commitment thereby assumed by it, in each case as such amount may be changed from time to time pursuant to Sections 2.08, 2. 10 and 9.06(c) of the Credit Agreement.


      "TRANCHE B EXPOSURE" means, with respect to each Bank, the amount of its Tranche B Commitment, if still in existence, or the aggregate outstanding principal amount of its Tranche B Loans, if its Tranche B Commitment is no longer in existence.


      "TRANCHE B LOAN" means a loan made by a Bank pursuant to Section 2.01(b) of the Credit Agreement.


      "UNFUNDED LIABILITIES" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.


      "UNITED STATES" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.


      "WHOLLY-OWNED CONSOLIDATED SUBSIDIARY" means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Guarantor.



      Accounting Terms and Determinations. (a) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Guarantor's independent public accountants) with the most recent audited consolidated financial statements of the Guarantor and its Consolidated Subsidiaries delivered accordance with such timetable.


                                 COVENANTS


      The Guarantor agrees that, until the Commitments (as defined in the Committed Loan Agreement) of the all of the Lenders have been terminated and all of the Secured Obligations (as defined in the Intercreditor Agreement) have been paid or performed in full:




      SECTION 1. Information. The Guarantor will deliver to each of the Liquidity Providers:


      (a) as soon as available and in any event within 90 days (or within such longer period of time, not greater than 120 days, to which the SEC may extend the filing deadline for the Guarantor's Annual Report on Form 10-K) after the end of each fiscal year of the Guarantor, a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the SEC by KPMG Peat Marwick LLP or other independent public accountants of nationally recognized standing;


      (b) as soon as available and in any event within 45 days (or (x) in the case of the fiscal quarter most recently ended prior to October 25, 1999, within 65 days or (y) in the case of any subsequent fiscal quarter, within such longer period of time, not greater than 60 days, to which the SEC may extend the filing deadline for the Guarantor's Quarterly Report on Form 10-Q) after the end of each of the first three quarters of each fiscal year of the Guarantor, a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Guarantor's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Guarantor's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Guarantor;


      (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Guarantor
 (i) setting forth in reasonable detail the calculations required to establish whether the Guarantor was in compliance with the requirements of Sections 1.08 to 1.15, inclusive, on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Guarantor is taking or proposes to take with respect thereto;


      (d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (c) above;

      (e) within five days after any officer of the Guarantor obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Guarantor setting forth the details thereof and the action which the Guarantor is taking or proposes to take with respect thereto;


      (f) promptly upon the mailing thereof to the shareholders of the Guarantor generally, copies of all financial statements, reports and proxy statements so mailed;


      (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Guarantor shall have filed with the SEC;


      (h) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Guarantor setting forth details as to such occurrence and action, if any, which the Guarantor or applicable member of the ERISA Group is required or proposes to take; and


      (i) from time to time such additional information regarding the financial position or business of the Guarantor and its Subsidiaries as the Liquidity Agent, at the request of any Liquidity Provider, may reasonably request.




      Information required to be delivered pursuant to Section 1.01 (a),
 1.01 (b), 1.01 (f) or 1.01 (g) above shall be deemed to have been delivered on the date on which the Guarantor provides notice to the Liquidity Providers that such information has been posted on the Guarantor's website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Liquidity Providers without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 1.01(c) and (ii) the Guarantor shall deliver paper copies of the information referred to in Section 1.01(a), 1.01(b), 1.01(f) or 1.01(g) to any Liquidity Provider which requests such delivery.



      SECTION 2. Payment of Obligations. The Guarantor will, and will cause each of its Subsidiaries to, pay and discharge, as the same shall become due and payable, (i) all material claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons prior to the time such claims or demands give rise to a Lien upon any of its property or assets, and (ii) all material taxes, assessments and governmental charges or levies upon it or its property or assets, except where any of the items in clause (i) or (ii) above may be contested in good faith by appropriate proceedings, and the Guarantor or such Subsidiary, as the case may be, shall have set aside on its books, in accordance with generally accepted accounting principles, appropriate reserves, if any, for the accrual of any such items.




      SECTION 3.  Maintenance of Property; Insurance.


      (a) The Guarantor will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.


      (b) The Guarantor will, and will cause each of its Subsidiaries to, maintain (either in the name of the Guarantor or in such Subsidiary's own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Liquidity Providers, upon request from the Liquidity Agent, information presented in reasonable detail as to the insurance so carried.






      SECTION 4.  Conduct of Business and Maintenance of Existence.
 Except as otherwise permitted in the covenants set forth in this Annex A, the Guarantor will continue, and will cause each Significant Subsidiary to continue, to engage in business of the same general type as now conducted by the Guarantor and its Significant Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Significant Subsidiary (except where such Significant Subsidiary merges into the Guarantor or any other Subsidiary) to preserve, renew and keep in full force and effect their respective legal existences and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business.






      SECTION 5. Compliance with Laws. The Guarantor will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to comply would not have a material adverse effect on the business, financial position or results of operations of the Guarantor and its Consolidated Subsidiaries, considered as a whole.



      SECTION 6.  Inspection of Property, Books and Records. The
 Guarantor will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Liquidity Provider at such Liquidity Provider's expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.




      SECTION 7. Restriction on Other Agreements. The Guarantor will not, and will not permit any Subsidiary to, enter into any agreement (other than the Loan Documents and the 1999 Loan Documents) which imposes a limitation on incurrence by the Guarantor and its Subsidiaries of Liens that is more restrictive than the limitation on Liens set forth in the Indentures (other than agreements with respect to Debt secured by Liens permitted by Section 1.10(a) containing restrictions on the ability to transfer or grant Liens on the assets securing such Debt and other than customary restrictions contained in purchase and sale agreements limiting the transfer of the subject assets pending closing and customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business) or which imposes other covenants more restrictive than those set forth in this Annex A.






      SECTION 8. Restriction on Debt of Subsidiaries. The Guarantor will not permit any Subsidiary to create, issue, incur, assume, or in any other way become liable for any unsecured Debt unless immediately prior thereto the Guarantor would be entitled under Section 1.10(e) to create Secured Debt not specifically permitted under Section 1.10 but for subsection (e) thereof in an amount equal to such Debt; provided that the foregoing restriction shall not prevent (i) any Subsidiary from becoming liable to the Guarantor or to a Wholly-Owned Consolidated Subsidiary for Debt or (ii) the extension, renewal or refunding of any Debt of any Subsidiary so long as Consolidated Debt is not thereby increased.






      SECTION 9. Restriction on Sales with Leases Back. Except for a sale or transfer by a Subsidiary to the Guarantor or a Wholly-Owned Consolidated Subsidiary, the Guarantor will not, and will not permit any Subsidiary to, sell or transfer any manufacturing plant, warehouse, retail store or equipment now or hereafter owned and operated by the Guarantor or a Subsidiary, with the intention that the Guarantor or any Subsidiary take back a lease thereof, except a lease for a period, including renewals, not exceeding 24 months, by the end of which period it is intended that the use of such property or equipment by the lessee will be discontinued (any such transaction being herein referred to as a "SALE AND LEASEBACK TRANSACTION"); provided that, notwithstanding the foregoing, the Guarantor or any Subsidiary may enter into a Sale and Leaseback Transaction if the Guarantor or a Subsidiary would be entitled under Section 1.10(e) to create Secured Debt not specifically permitted under Section 1. 10 but for Section 1.10(e) in an amount equal to the Attributable Debt respecting such Sale and Leaseback Transaction; provided further that, notwithstanding the foregoing, the Guarantor or any Subsidiary may enter into a Sale and Leaseback Transaction if entered into in respect of property acquired by the Guarantor or a Subsidiary if such Sale and Leaseback Transaction is entered into within 24 months from the date of such acquisition; and provided still further that, notwithstanding the foregoing, the Guarantor or any Subsidiary may enter into a Sale and Leaseback Transaction so long as the Net Cash Proceeds thereof are applied as contemplated by Section
 2.10 of the Credit Agreement.






      SECTION 10. Restriction on Liens. The Guarantor will not, and will not permit any Subsidiary to, create, issue, incur, assume or guarantee any Secured Debt; provided that the foregoing covenant shall not apply to the following:






      (a) (i) Any Lien on any property acquired or constructed by the Guarantor or a Subsidiary and created contemporaneously with, or within 24 months after, such acquisition or the completion of such construction and commencement of full operation of such property, whichever is later, to secure or provide for the payment of any part of the purchase or construction price of such property, or (ii) the acquisition by the Guarantor or a Subsidiary of property subject to any Lien upon such property existing at the time of acquisition thereof, whether or not assumed by the Guarantor or such Subsidiary, or (iii) any conditional sales agreement or other title retention agreement with respect to any property hereafter acquired; provided that the Lien does not spread to other property except unimproved real property previously owned upon which any new construction has taken place and subsequent additions to such acquired or constructed property;






      (b) Any Lien created for the sole purpose of extending, renewing or refunding, in whole or part, any Lien permitted by this Section 1.10 or any Lien securing the Debt of the Guarantor or of any Subsidiary on October 25, 1999 or of a corporation at the time such corporation becomes a Subsidiary, or any extensions, renewals or refundings of any such Lien; provided that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or refunding and that such extension, renewal or refunding Lien shall be limited to all or that part of the same property which secured the Debt so extended, renewed or refunded;

      (c) Any Secured Debt of a Subsidiary owing to the Guarantor or a Wholly-Owned Consolidated Subsidiary;






      (d)  Any Lien created by the Loan Documents or the 1999 Loan
 Documents; and




      (e) Secured Debt of the Guarantor and its Subsidiaries which would otherwise be prohibited by the foregoing restrictions (not including Secured Debt permitted to be secured under subsections (a) through (d) above) so long as the sum of any such Secured Debt hereafter incurred and outstanding at the time plus Attributable Debt of the Guarantor and any Subsidiaries in respect of Sale and Leaseback Transactions hereafter entered into and outstanding at the time (excluding Attributable Debt incurred in respect of any Sale and Leaseback Transaction (i) entered into in respect of property acquired by the Guarantor or a Subsidiary not more than 24 months prior to the date such Sale and Leaseback Transaction is entered into or (ii) if the Guarantor, within 120 days before or after such Sale and Leaseback Transaction is entered into applies an amount equal to the greater of (A) the net proceeds of the sale of the property so sold and leased back or (B) the fair market value of such property at the date such arrangement is entered into to the retirement of Secured Debt (other than at maturity or pursuant to any mandatory payment provision) or to reduction of the Commitments) plus unsecured Debt of any Subsidiary hereafter incurred and outstanding at the time (excluding unsecured Debt incurred through the extension, renewal or refunding of Debt of such Subsidiary where Consolidated Debt was not thereby increased and excluding any Debt owed to the Guarantor or a Wholly-Owned Consolidated Subsidiary) does not at the time exceed 5% of Consolidated Net Tangible Assets.






      SECTION 11.  Capital Expenditures. The aggregate amount of
 Consolidated Capital Expenditures for any period set forth below shall not exceed the amount set forth below opposite such period:


                FISCAL YEAR ENDING ON         AMOUNT
                OR CLOSEST TO

                February 29, 2000             $620,000,000
                February 28, 2001             $295,000,000



      SECTION 12. Capitalization Leverage Ratio. At no time during any period set forth below shall the ratio of (i) Consolidated Debt at such time to (ii) Total Capital at such time, exceed the ratio set forth below opposite such period:

                FISCAL QUARTER ENDING           RATIO
                ON OR CLOSEST TO

                November 30, 1999               0.635
                February 29, 2000               0.635
                May 31, 2000 and thereafter     0.62




      SECTION 13. Cash Flow Leverage Ratio. At no time during any period set forth below shall the ratio of (i) Consolidated Debt at such time to (ii) Consolidated EBITDA for the four consecutive fiscal quarters then most recently ended at or prior to such time, exceed the ratio set forth below opposite such period:

                FISCAL QUARTER ENDING                RATIO
                ON OR CLOSEST TO

                November 30, 1999                    6.30
                February 29, 2000                    6.00
                May 31, 2000                         5.75
                August 31, 2000                      4.75
                November 30, 2000                    4.50
                February 28, 2001 and thereafter     4.00



      SECTION 14. Fixed Charge Coverage. At no time during any period set forth below shall the Fixed Charge Coverage Ratio be less than the ratio set forth below opposite such period:


                FISCAL QUARTER ENDING                RATIO
                ON OR CLOSEST TO

                November 30, 1999                    1.35
                February 29, 2000                    1.35
                May 31, 2000                         1.35
                August 31, 2000                      1.45
                November 30, 2000                    1.55
                February 28, 2001 and thereafter     1.60




      SECTION 15.  Limitation on Investments and Acquisitions.

      (a) Neither the Guarantor nor any Consolidated Subsidiary will make or acquire any Investment in any Person other than:






           (i) Investments in Consolidated Subsidiaries; provided, that Investments (exclusive of inter-company payables owing to the Guarantor or a Subsidiary arising from cash management transactions in the ordinary course of business) in PCS, whether existing on the date hereof or hereafter made, may be made only by the Guarantor and only in the form of a contribution to the capital of PCS and without issuance of additional shares of capital stock therefor, and provided further that no such Investment may be made in any Subsidiary of PCS except by PCS or another Subsidiary of PCS;




           (ii)  Temporary Cash Investments;






           (iii) Investments received as consideration for sale or other disposition of the capital stock of PCS or drugstore.com permitted by
      Section 1.16;






           (iv)  Investments in drugstore.com existing on the date hereof;
      and






           (v) Any Investment not otherwise permitted by the foregoing clauses of this Section if, immediately after such Investment is made or acquired, the aggregate net book value of all Investments permitted by this clause (c) does not exceed 10% of Consolidated Net Worth.






      (b) The Guarantor will not, and will not permit any Subsidiary to, consummate any Business Acquisition to the extent that the aggregate consideration paid or payable by the Guarantor or any Subsidiary in connection with all such Business Acquisitions on or after the Closing Date would exceed $15,000,000.






      SECTION 16. Consolidations, Mergers and Sales of Assets. The Guarantor will not (i) consolidate or merge with or into any other Person,
 (ii) sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of the assets of the Guarantor and its Subsidiaries, taken as a whole, to any other Person or (iii) sell, lease or otherwise transfer any Collateral to any other Person; provided that (x) the Guarantor may merge with another Person if (A) the Guarantor is the corporation surviving such merger and (B) immediately after giving effect to such merger, no Default shall have occurred and be continuing and (y) the Guarantor may sell or otherwise dispose of the capital stock of PCS or drugstore.com, in whole but not in part, so long as the consideration therefor is not less than the fair market value of such capital stock and shall consist solely of a combination of cash and publicly traded securities payable and deliverable at the closing of such sale.






      SECTION 17. Use of Proceeds. The proceeds of the Tranche A Loans made under the Credit Agreement will be used by the Guarantor exclusively to repay commercial paper (or to refund borrowings the proceeds of which were used solely to repay commercial paper), which commercial paper provided funds for the payment of the purchase price of the capital stock of PCS. The proceeds of the Tranche B Loans made under the Credit Agreement will be used by the Guarantor for the Guarantor's general corporate purposes; provided that no Tranche B Loans may be borrowed for a purpose for which Tranche A Loans may be borrowed unless the Tranche A Commitments are at the time fully drawn. No such use of the proceeds will be for the purpose of prepaying commercial paper prior to the maturity thereof and no such use of proceeds will be, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "MARGIN STOCK" within the meaning of Regulation U, other than publicly traded securities issued to the Guarantor in connection with the sale of the capital stock of PCS. The Guarantor will ensure that no such use of proceeds violates Regulation T, U or X.






      SECTION 18. Restricted Payments. After the date hereof, neither the Guarantor nor any Subsidiary will declare or make any Restricted Payment.






      SECTION 19. Synthetic Leases. Neither the Guarantor nor any Subsidiary will enter into any Synthetic Lease if, after giving effect thereof, the aggregate amount financed under all Synthetic Leases entered into in any period of twelve consecutive calendar months commencing after October 25, 1999 would exceed $35,000,000.




      SECTION 20.  Tranche A Limitations.






      (a) No Tranche A Loans may be borrowed under the Credit Agreement unless the commitments under the 1999 Facility are fully drawn.






      (b) The Guarantor will not for so long as the Tranche B Commitments remain in existence use any source of funds other than additional Tranche A Loans to repay or prepay Tranche A Loans prior to the Termination Date, except as expressly contemplated by Section 2.10 of the Credit Agreement.






      (c) If the capital stock of PCS is sold for consideration consisting in whole or in part of "margin stock" within the meaning of Regulation U, then for so long as such margin stock is held as substitute collateral under the PCS Pledge Agreement, the Guarantor may not make any Tranche A Borrowing other than a from a Refunding Bank unless it shall have delivered to the Liquidity Agent an opinion of Skadden, Arps, Slate, Meagher & Flom, LLP, satisfactory in form and substance to the Liquidity Agent, to the effect that such Borrowing does not result in a violation of Regulation T, U or X.






      SECTION 21.  Mandatory Payments.  The Guarantor agrees to use all
 Net Cash Proceeds, if any, from the sale of the Collateral (or any part thereof) that are remaining after the application of such Net Cash Proceeds in accordance with all mandatory prepayment provisions set forth in each Debt agreement to which the Guarantor is a party on October 25, 1999, and any refinancings, renewals or extensions thereof, and which is in effect at the time of such sale, to reduce the Lease Balance under the Lease.